Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

CONCERT PHARMACEUTICALS, INC.

at

$8.00 per share, in cash, plus one non-transferable contingent value right per share, which represents the right to receive contingent payments of up to $3.50 per share, in cash, in the aggregate, upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated February 2, 2023,

by

FOLIAGE MERGER SUB, INC.

a wholly owned indirect subsidiary of

SUN PHARMACEUTICAL INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M.,

NEW YORK CITY TIME, ON MARCH 3, 2023, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED.

February 2, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Foliage Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (“Parent”), to act as information agent (“Information Agent”) in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Concert Pharmaceuticals, Inc., a Delaware corporation (“Concert” or the “Company”), for (i) $8.00 per Share (the “Common Cash Amount”), in cash, subject to any applicable withholding of taxes and without interest, plus (ii) one non-transferable contingent value right (each, a “CVR”) per Share (the “Common CVR Amount”), subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per Share, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029 (the Common Cash Amount plus the Common CVR Amount, collectively being the “Offer Price”), in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 2, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer to Purchase;

2. the Letter of Transmittal to be used by shareholders of Concert in accepting the Offer and tendering Shares, including an Internal Revenue Service Form W-9;

3. Concert’s Solicitation/Recommendation Statement on Schedule 14D-9;

4. the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. the return envelope addressed to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) for your use only.

Certain conditions to the Offer are described in Section 13—“Conditions of the Offer” of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at one minute after 11:59 p.m., New York City time, on March 3, 2023, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after April 3, 2023, pursuant to SEC (as defined in the Offer to Purchase) regulations.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 19, 2023, as amended or supplemented, among Parent, Purchaser and Concert, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Concert, without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Concert will be the surviving corporation and a wholly owned indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, (i) each issued and outstanding Share (other than Shares (a) held in the treasury of the Company, (b) owned by Parent, any subsidiary of Parent, any subsidiary of the Company or Purchaser, (c) irrevocably accepted for payment in the Offer or (d) held by a holder who is entitled to demand and properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares and, as of the effective time of the Merger, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price, subject to any applicable withholding of taxes and without interest, and, in the case of the Common Cash Amount, in cash, and (ii) each issued and outstanding share of Series X1 Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”) (other than Preferred Shares (a) held in the treasury of the Company or (b) held by a holder who is entitled to demand and properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL and, as of the effective time of the Merger, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive (1) a cash amount equal to the Common Cash Amount multiplied by 1,000, in cash, subject to any applicable withholding of taxes and without interest, plus (2) the Common CVR Amount multiplied by 1,000, subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per CVR, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned indirect subsidiary of Parent.

THE BOARD OF DIRECTORS OF CONCERT HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

For Shares to be validly tendered pursuant to the Offer, the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an “Agent’s Message” (as defined in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone numbers set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.